UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 13, 2011

Anchor Bancorp
(Exact name of registrant as specified in its charter)

Washington	001-34965	26-3356075
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

601 Woodland Square Loop, SE
Lacey, Washington  98530
(Address of principal executive offices and zip code)

(360) 491-2250
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

      On December 13, 2011, Anchor Bancorp (the “Company”) and Anchor Bank (“Bank”) announced that Dennis C. Morrisette, a director of the Company and the Bank, has resigned effective December 31, 2011.  Mr. Morrisette will continue to serve as director until the effective date of his resignation.  Mr. Morrisette has served as a director of the Company since its formation in 2008 and as a director of the Bank since 1998.  During his service as a director of the Company, Mr. Morrisette has served on the Company’s Audit and Compensation Committees.  In connection with his resignation, Mr. Morrisette did not cite any disagreement with the Company.

       Jerald L. Shaw, President and Chief Executive Officer of the Company and the Bank stated that, “Mr. Morrisette has been a valuable resource to the Boards and management and will be missed.  We respect the many professional and personal demands on each of our directors and appreciate the time and service that he has given to the Boards of the Company and the Bank."

Although the Company and the Bank are conducting a search for a qualified candidate to replace the vacancies created by Mr. Morrisette’s resignation, the Board has determined to reduce the number of directors.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)
On December 13, 2011, the Company’s Board of Directors amended the Company’s Bylaws to decrease the size of the Board of Directors from eight to seven members, effective on December 31, 2011.  The Bylaws were amended in connection with Mr. Morrisette’s resignation.  A copy of the Company’s amended and restated Bylaws are attached hereto as Exhibit 3.2.

Similarly, the Board of Directors of the Bank amended its Bylaws to decrease the size of the Board of Directors from eight to seven members, effective on December 31, 2011.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

 3.2  Amended and Restated Bylaws of Anchor Bancorp

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANCHOR BANCORP

Date: December 13, 2011	By: /s/Jerald L. Shaw
Jerald L. Shaw
President and Chief Executive Officer

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